Exhibit 23.1


                          Independent Auditors' Consent



The Board of Directors and Stockholders
Radyne ComStream Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-70403) on Amendment No. 1 to Form S-2 of Radyne ComStream Inc. of our report dated March 19, 1999, relating to the consolidated balance sheet of Radyne ComStream Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' capital deficiency and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K of Radyne ComStream Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

KPMG LLP

Phoenix, Arizona
May 4, 1999